As filed with the Securities and Exchange Commission on October 19, 2010
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD C. KELLY Chairman and Chief Executive Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500	DAVID M. SPARBY President and Chief Financial Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500
 (Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MICHAEL C. CONNELLY Vice President and General Counsel Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $2.50 per share	20,000,000	$23.31	$466,200,000	$33,240

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown, such additional number of shares of common stock as are required by the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on October 12, 2010 as reported on the New York Stock Exchange.

The Prospectus included in this Registration Statement contains information required by Rule 429 under the Securities Act with respect to 2,565,786 shares of common stock remaining unsold under Registration Statement No. 333-108446.  In accordance with Rule 429(b) under the Securities Act, this Registration Statement acts as a post-effective amendment to Registration Statement No. 333-108446.

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Dividend Reinvestment and Stock Purchase Plan
Common Stock
($2.50 par value)

This prospectus describes our Dividend Reinvestment and Stock Purchase Plan.  The Plan provides a convenient and economical way for our shareholders and other investors to purchase shares of our common stock and to reinvest cash dividends in additional shares of our common stock.  You should read this prospectus carefully before you invest and retain it for future reference.

Participation in the Plan is entirely voluntary and you may discontinue your participation at any time.  This Plan amends and restates our existing Dividend Reinvestment and Cash Payment Plan.  If you already participate in that plan, you will be automatically enrolled in this amended Plan unless you notify us otherwise.

•
If you are not already a shareholder, you may become a participant in the Plan by submitting an enrollment form to the Plan Administrator, Wells Fargo Bank, N.A., and making an initial cash investment in our common stock of at least $250 (which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25) and up to a maximum of $15,000.

•
If you are a registered holder of our common or preferred stock and participate in the Plan, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of stock, or by making optional cash investments of at least $25 and up to a maximum of $15,000 per month.

•
If you are a beneficial owner of shares held by a broker or other custodial institution for your account, you may participate in the Plan if your broker has established procedures that permit its customers to participate in plans such as ours.

The purchase price for shares of our common stock purchased directly from us for dividend reinvestments or optional cash investments will be the average of the high and low sale price per share of our common stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the last day on which our common stock was traded before the investment date.  The purchase price for shares of our common stock purchased by the Plan Administrator on the open market will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants on the relevant investment date.

This prospectus relates to 22,565,786 shares of our common stock registered for sale under the Plan.  Our common stock is traded on the New York Stock Exchange under the trading symbol “XEL.”

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 1 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2010

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of the securities in any jurisdiction where the offer is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

-i-

RISK FACTORS

Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including the information in Item 1A., “Risk Factors,” in our most recent Annual Report on Form 10-K, as supplemented by the information in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K.  The risks described in those reports are those that we consider to be the most significant to your decision whether to invest in shares of our common stock through the Plan.  If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed.  In addition, there are risks associated with participation in the Plan, as described below.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

You will not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold.  The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

XCEL ENERGY INC.

We are primarily a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation (“NSP—Minnesota”), which serves approximately 1.4 million electric customers and approximately 500,000 gas customers in Minnesota, North Dakota and South Dakota; (ii) Public Service Company of Colorado, a Colorado corporation (“PSCo”), which serves approximately 1.4 million electric customers and approximately 1.3 million gas customers in Colorado; (iii) Southwestern Public Service Company, a New Mexico corporation (“SPS”), which serves approximately 396,000 electric customers in portions of Texas and New Mexico; and (iv) Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), which serves approximately 249,000 electric customers and approximately 105,000 gas customers in northern Wisconsin and the western portion of the Upper Peninsula of Michigan.  Along with WYCO Development L.L.C., a joint venture formed with Colorado Interstate Gas Company to develop and lease natural gas pipeline, storage, and compression facilities, and WestGas InterState, Inc., a Colorado corporation operating an interstate natural gas pipeline, these companies comprise our continuing regulated utility operations.

We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company.  On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains statements that are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that express or discuss expectations, beliefs, plans, strategies, objectives, assumptions, or future events or performance (often, but not always, through the use of words or phrases such as “will,” “will likely result,” “will continue,” “anticipate,” “aim,” “believe,” “expect,” “could,” “should,” “estimate,” “may,” “plan,” “potential,” “projection,” “target,” “outlook,” “predict,” “project” and “intend” or words of similar meaning) are forward-looking.  By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those contained or implied in the forward-looking statements.  Accordingly, information regarding important risks, uncertainties, assumptions and other factors that could cause our future financial and operating performance to differ materially from that described in our forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2009, and subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.  See “Where You Can Find More Information” later in this prospectus for information on how to obtain a copy of our annual report and other reports.  You should consider these risks, uncertainties, assumptions and other factors when considering any forward-looking statement, and should not unduly rely on any forward-looking statements.

It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

DESCRIPTION OF THE PLAN

Purpose

The primary purpose of the Plan is to provide our common and preferred shareholders as well as new investors with a convenient and economical method of purchasing our common stock.  Once enrolled in the Plan, you may reinvest cash dividends and, through optional cash payments, purchase additional shares of common stock from time to time or at regular intervals.  Although we expect the Plan to appeal to many shareholders, it is entirely optional.  A secondary purpose of the Plan is to enable us to raise additional capital by selling newly issued shares of our common stock under the Plan.

Advantages of Plan Participation

Participation in the Plan will enable you to:

•
Make an initial investment in shares of our common stock through the Plan if you are not already a shareholder, with an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25, and not more than $15,000.

•
Invest in additional shares of our common stock if you are already a holder of our common or preferred stock by making optional cash investments at any time of at least $25 and not more than $15,000 per month.

•
Choose to have cash dividends on some or all of your shares of our common or preferred stock held in the Plan automatically reinvested in shares of our common stock, or choose to forego automatic reinvestment.

•	Continue to receive cash dividends on any shares of our common or preferred stock held in the Plan that you have not chosen to reinvest in additional shares of our common stock.

•	Make investments in additional shares of our common stock by electronic funds transfer.

•	Deposit all of your common and preferred stock certificates with the Plan administrator for safekeeping, thereby reducing your risk of loss of physical certificates.

•
Have full investment of your funds under the Plan because the Plan permits your account to be credited with both whole and fractional shares.  Dividends will be paid not only on whole shares but also proportionately on fractional shares.

•	Sell or make gifts of shares of our common stock held in the Plan.

•	Receive notices of Plan transactions and periodic statements of Plan activity.

Administration

Plan Administrator.  Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., (or a successor thereto) will serve as the Plan Administrator, and will purchase shares of our common stock for participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to Participants and perform other duties relating to the Plan.  Shares of our common stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each participant in the Plan.  Wells Fargo Shareowner Services also serves as transfer agent, registrar and dividend paying agent for our common and preferred stock.

Contacting the Plan Administrator.  For inquiries and requests for service regarding the Plan, including optional cash investments, sales, transfers, deposits or withdrawals, or to provide notices to the Plan Administrator, you may contact the Plan Administrator as follows:

By telephone:	Between the hours of 7:00 A.M. and 7:00 P.M. Central Time, Monday through Friday (interactive voice response is available 24 hours a day, 7 days per week):

1-877-778-6786 toll-free from the United States
1-651-450-4064 from outside the United States

In writing:	Please send your inquiry, request or notice to one of the following addresses:

Wells Fargo Shareowner Services	Certified/Overnight Mail:
P.O. Box 64856	Wells Fargo Shareowner Services
St. Paul, MN 55164-0856	161 North Concord Exchange
South St. Paul, MN 55075-1139

Please be sure to include “Xcel Energy”, your Plan account number and your name and address in your letter.

On the Internet:	www.shareowneronline.com

Internet account access is available 24 hours a day, 7 days per week.

Electronic Communications.  In order to promote cost efficiency and to minimize the impact of paper on the environment, we actively encourage Plan participants to access their accounts electronically through the Plan Administrator’s web site, www.shareowneronline.com, and to enroll in eDelivery of account statements, tax documents and company communications.  Online access to your Plan account will require a Username and password which you can establish on the Plan Administrator’s web site, www.shareowneronline.com.

Notices to You.  The Plan Administrator will send all notices and other communications to you at your last known address on file with the Plan Administrator.  You should notify the Plan Administrator promptly, in writing, of any change in address.

Use of Broker/Dealer.  The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, to effect open market purchases and sales of shares of our common stock for Plan participants.  The Plan Administrator has selected Wells Fargo Investments, LLC as the registered broker/dealer to handle the purchases and sales of common stock on behalf of Plan participants.  The broker/dealer will receive fees and commissions for effecting such transactions.  From time to time we may change the amount of fees charged to Plan participants.  If there is any change in the broker/dealer utilized to effect share transactions under the Plan, the Plan Administrator will furnish you with the name of the new broker/dealer upon written request from you.

Eligibility to Participate

You may participate in the Plan if you are:

•	a current shareholder of record of our common or preferred stock (shares are registered in your name with our transfer agent);

•	a new investor who is a person or legal entity residing in the United States; or

•
a new investor who is a citizen or resident of a country other than the United States, if there are no laws or governmental regulations that would prohibit you from participating in the Plan, or that would affect the terms of the Plan.

If you are a beneficial owner of shares of our common or preferred stock held by a broker or other custodial institution for your account, you may participate in the Plan only if your broker or custodian has established procedures that permit its customers to participate in plans such as the Plan, or if you become a shareholder of record of our stock.  You can become a shareholder of record by transferring one or more of the shares of our stock from your brokerage or custodial account into your name, or by enrolling in the Plan as a new investor.  We reserve the right to deny, modify, suspend or terminate participation by any person or entity.

Joining the Plan

If you are eligible to participate in the Plan, you may join the Plan at any time.  Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan.  If you are currently a participant in our existing Dividend Reinvestment and Cash Payment Plan, you are automatically enrolled in the amended Plan.

The steps you must take to join the Plan vary depending upon whether you are already a registered holder of shares of our common or preferred stock:

•
If you already own our common or preferred stock and the shares are registered in your name, you must complete and submit an Enrollment Form online at the Plan Administrator’s website, www.shareowneronline.com, or complete an Enrollment Form and mail it to the Plan Administrator.  The Enrollment Form is available on the Plan Administrator’s website, www.shareowneronline.com, or may be obtained at any time by contacting the Plan Administrator at 1-877-778-6786 (or 1-651-450-4064 if calling from outside of the United States).  The Enrollment Form allows you to indicate how you wish to participate in the Plan.

•
If you do not currently own any of our common or preferred stock, you may join the Plan if you make an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25.  You must complete and submit an Enrollment Form in the manner described in the previous paragraph, and make your required initial investment by one of the methods described below under the caption “Optional Investments.”  The maximum initial investment is $15,000.

•
If you currently own our common or preferred stock but the shares are held in a brokerage or other custodial institution account, you can participate directly in the Plan by coordinating your participation in the Plan through the broker or other intermediary in whose name your shares are held (if your broker or other intermediary has procedures that permit such participation), by directing your broker or other intermediary to register some or all of your shares directly in your name with our transfer agent and then enrolling in the Plan as described in the first bullet point, or by enrolling in the Plan as a new investor as described in the second bullet point.

Dividend Reinvestment

Reinvestment Options.  When you enroll in the Plan, you must indicate on the Enrollment Form which of the following three options regarding cash dividends on our common and preferred stock you choose:

•
Full Dividend Reinvestment:  Dividends on all shares of our common stock and preferred stock registered in your name will be reinvested in additional shares of our common stock.  You will also be entitled to invest optional cash payments in additional common shares.

•
Partial Dividend Reinvestment:  By designating the number of shares registered in your name on which dividends are to be reinvested, you can cause the dividends on the designated shares to be reinvested in additional shares of our common stock.  You will receive cash dividends on the balance of your shares and will also be entitled to invest optional cash payments in additional common shares.

•
No Dividend Reinvestment:  None of the dividends on shares registered in your name will be reinvested in shares of our common stock, but will instead be paid in cash to you.  Your participation in the Plan under this option will be limited to making optional cash investments in shares of our common stock.

If you do not specify a dividend reinvestment option when you enroll, your Plan account will be automatically set up for the full dividend reinvestment option.

Dividend Reinvestment Dates.  Dividends will be reinvested in additional shares of our common stock on the regular dividend payment dates (each of which is an “investment date” for reinvested dividends), or as soon as practicable thereafter.  Our normal dividend payment dates are January 20, April 20, July 20 and October 20.

Initial Dividend Option Selection.  If an Enrollment Form specifying “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” is properly completed and received by the Plan Administrator in sufficient time to process prior to the dividend record date of a particular dividend, then reinvestment of the designated dividends will commence with that dividend payment.  Otherwise, reinvestment of dividends will begin with the following dividend payment.

Change in Dividend Option Selection.  You may change your dividend reinvestment option at any time by notifying the Plan Administrator in writing or online at www.shareowneronline.com.  The Plan Administrator must receive notice of your change in dividend reinvestment option in sufficient time to process prior to the dividend record date of a particular dividend for the change to be effective in connection with that dividend.

Payment of Cash Dividends.  If you choose partial dividend reinvestment or no dividend reinvestment, you can have your cash dividends deposited directly into your bank account, instead of receiving a check by mail.  To have your cash dividends deposited electronically, you must request an authorization for electronic direct deposit form or enroll online at www.shareowneronline.com.  You should allow 15 days from the date of the Plan Administrator’s receipt of the completed form or online request for the direct deposit to be established.  You also may change your designated bank account for direct deposit or discontinue this feature by notifying the Plan Administrator in writing or online at www.shareowneronline.com.

Optional Investments

Maximum and Minimum Investment Amounts.  If you are a participant in the Plan, you may purchase additional shares of our common stock at any time by using the Plan’s optional cash investment feature, regardless of whether you have chosen to reinvest dividends.  Optional cash investments may not be less than $25 and not more than $15,000 per month.  Dividend amounts reinvested in additional shares and share certificates deposited in the Plan for safekeeping do not count toward the $15,000 per month limit.

If you are not already a Plan participant at the time you wish to make an optional cash investment, you must enroll in the Plan in connection with that investment.  Your initial cash investment must be at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25, and may not exceed $15,000.

We reserve the right to waive the $15,000 limit on initial and monthly optional cash investments upon request by an investor, but it shall be entirely within our discretion as to whether and under what circumstances any request for such a waiver will be approved.  If you wish to request such a waiver, or have questions about the waiver process, you should contact Xcel Energy by calling 612-215-5391.

Investment Dates.  Optional cash investments received by the Plan Administrator are invested in shares of our common stock weekly on Friday or, if that day is not a business day, on the next business day (each of which is an “investment date” for optional cash investments) or as soon as practicable thereafter.  Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day.  Shares purchased will be credited to your Plan account on each investment date or as soon as practicable thereafter.  Optional cash investments received on or before 5:00 pm Central Time the business day preceding a given investment date will be invested on that investment date.  Optional cash payments received on or after that time will be held by the Plan Administrator until the next investment date.  We recommend that optional cash payments be sent so as to be received shortly before an investment date since no interest will be paid on cash held pending an investment date.

Under the Plan, you may elect to have monthly optional cash investments automatically deducted by electronic funds transfer (“EFT”) from your checking or savings account at any qualified U.S. financial institution that participates in the automated clearing house.  These automatic monthly deductions are made on the 25th of each month, or if such date is not a business day, the deduction will be made on the preceding business day.  Funds so deducted will be invested as provided in the previous paragraph.

Participants should be aware that the share price may fluctuate between the time your purchase request is received by the Plan Administrator and the time the investment is made.  The Plan Administrator may, at its own discretion, accept written requests to revoke purchase instructions if requests are received at least two business days prior to the investment date.

Payment Options.  You have the following three payment options when making optional cash investments.  In each case, necessary funds must be drawn in U.S. dollars from an account with a U.S. financial institution.

•
By Check:  You may send the Plan Administrator a check made payable to “Wells Fargo Shareowner Services.”  To make an initial investment by check at the time you join the Plan, you should enclose your check with your Enrollment Form and mail it to the Plan Administrator at the address indicated above under the caption “Administration.”  To make a payment by check when you are already a Plan participant, you should mail the tear-off portion of your Plan account statement along with your check to the Plan Administrator.  Cash, third party checks, money orders, travelers checks and checks not drawn on a U.S. financial institution or not in U.S. dollars will not be accepted and will be returned to the sender.

•
By Online Investment:  You may make optional cash investments online through the Plan Administrator’s website at www.shareowneronline.com.  To purchase shares of our common stock online, you must authorize the withdrawal of funds from your bank checking or savings account by electronic funds transfer (EFT).  You can authorize an EFT withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator a direct debit authorization form or by providing the authorization online at www.shareowneronline.com.  You may make an initial investment online at the time you join the Plan in connection with an online enrollment.

•
By Automatic Withdrawal from Your Bank Account:  If you wish to make regular monthly investments without writing checks, including in connection with your enrollment in the Plan, you can authorize an automatic monthly EFT withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator a direct debit authorization form or by providing the authorization online at www.shareowneronline.com.  Funds will be deducted from your account on the 25th day of each month (or, if that day is not a business day, on the preceding business day).  You should allow three to four weeks for your first automatic withdrawal to be initiated.  You may change or terminate your automatic withdrawal authorization online or by written notice to the Plan Administrator at least 15 business days before the next scheduled cash withdrawal.  It is your responsibility to immediately notify the Plan Administrator of any changes in EFT information as it relates to your authorized monthly deduction.

Insufficient Funds.  A fee in the amount shown in the fee table under “— Participation and Transaction Fees” will be assessed if any check is returned unpaid, or if an automatic withdrawal from your bank account fails due to insufficient funds.  In addition, the Plan Administrator will immediately remove any shares already credited to your Plan account in anticipation of receiving those funds.  These shares will be sold to recover any uncollected funds and the return fee.  If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance plus the return fee.  The sale of such shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee.  If this occurs, an amount in excess will be remitted to you.

Purchase of Shares

Source of Shares.  We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized and unissued shares of our common stock or shares purchased on the open market by the Plan Administrator.  We will not change our determination as to the source of the shares more than once in any three month period.

Pricing of Shares Purchased from Us.  The price at which authorized and unissued shares of our common stock will be purchased from us will be the average of the high and low price per share paid on the last day on which our common stock was traded preceding the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association.

Pricing of Shares Purchased in the Market.  The price at which shares of our common stock purchased by the Plan Administrator on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants for the relevant investment date.  The Plan Administrator may purchase shares in the open market or in negotiated transactions as soon as practicable (but in no event more than 15 calendar days) after the applicable investment date, subject to any waiting periods under applicable securities laws or stock exchange regulations.  Such purchases may be made on any securities exchange where our common stock is traded.

The Plan Administrator may commingle any Plan participant’s funds (dividends and optional cash payments) with those of others participating in the Plan and may offset purchase and sale orders for the same investment date.  The Plan Administrator will have no responsibility as to the market value of shares acquired for Plan participants’ accounts.

Full and Fractional Shares

Your Plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount you invest (less applicable fees) divided by the applicable purchase price per share.  Shares purchased under the Plan will be issued in book-entry form.

Reports to Plan Participants

If you participate in the Plan, you will receive a transaction advice following each optional cash investment or sale or transfer of shares, and will receive a quarterly statement for any quarter in which your Plan account had activity showing all transactions during the quarter (shares purchased or sold, amounts invested, amount of dividends, purchase prices) and the total number of shares in the account.  In the future, we may send annual statements rather than quarterly statements.  If we decide to change the frequency of the account statement, we will notify you.  These statements are your continuing record of the tax cost of your purchases of our common stock under the Plan, and should be retained for income tax purposes until such time as you have disposed of all such shares.  You will also receive copies of our annual reports to shareholders and proxy statements.

Participation and Transaction Fees

The following fees apply to your participation in the Plan as of the dates indicated:

	Before December 1, 2010	On and After December 1, 2010

First time purchase (new investor)	Not applicable	$15.00

Reinvestment of dividends	Company paid	Company paid

Optional Investments
• Transaction fee – automatic monthly investments	$2.50 per transaction	$2.00 per transaction
• Transaction fee – all other optional investments	$2.50 per transaction	$2.50 per transaction
• Trading fee (open market purchases only)	$0.05 per share	$0.05 per share

Sale of shares
• Transaction fee	$15.00	$15.00
• Trading fee (includes brokerage fees and commissions)	$0.10 per share	$0.12 per share
• Electronic deposit of sale proceeds	$5.00	$5.00

Safekeeping of stock certificates	Company paid	Company paid

Gift or other transfer of shares	Company paid	Company paid

Duplicate statement of account	$15.00	$15.00

Returned check or failed electronic payment fee	$25.00	$35.00

From time to time, we may change the amount of fees charged to Plan participants.

Depositing Shares Into the Plan

You may deposit any of our common or preferred stock certificates in your possession and registered in your name with the Plan Administrator.  Certificates for common shares so deposited in the Plan will be transferred into the name of the Plan Administrator, as custodian of your shares under the Plan, and credited to your Plan account.  Certificates for preferred shares so deposited will be maintained in your account in book-entry form.  Thereafter, the shares will be treated in the same manner as shares purchased through the Plan and dividends on all such deposited shares will be reinvested to the extent you elected the dividend reinvestment option.

Depositing your stock certificates in the Plan offers two significant advantages.  First, the risk to you associated with loss, theft or destruction of stock certificates is eliminated.  If a stock certificate is lost, stolen or destroyed, no transfer or sale of the shares may take place until a replacement certificate is obtained.  This procedure is not always simple and usually results in costs and paperwork to you, to us and to our transfer agent.  Second, the deposited shares may be sold through the Plan in a convenient and efficient manner.

Withdrawing Shares From Your Plan Account

You may withdraw any number of whole shares from your Plan account at any time by notifying the Plan Administrator to that effect in writing, by telephone or online at www.shareowneronline.com.  You may obtain the shares to be withdrawn in book-entry form through the direct registration system maintained by our transfer agent.  Any shares remaining in your Plan account will continue to be credited to that account, and dividends paid with respect to such remaining shares will be reinvested in additional shares in accordance with your dividend reinvestment election until your participation in the Plan is terminated.

Pledging Your Plan Account Shares

You may not pledge any shares of our common stock held in your Plan account as collateral for a loan or other obligation.  If you wish to pledge common shares held in your Plan account, you must first withdraw from your Plan account the number of shares you wish to pledge.

Selling Your Shares

You may request that any or all of the shares held for you through the Plan be sold by contacting the Plan Administrator online at www.shareowneronline.com, by submitting to the Plan Administrator the tear-off stub on your account statement or by calling the Plan Administrator toll free at 1-877-778-6786 (1-651-450-4064 outside of the United States).  The Plan Administrator will aggregate all shares for which requests to sell are received from Plan participants and then will complete the sale of such shares in the open market.  Shares are sold daily.  Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day.  The fee in connection with the sale of shares is reflected on the fee table under “— Participation and Transaction Fees”.

The price per share sold will be the average weighted price for all shares sold for the Plan on the applicable trade date.  The selling price will not be known until the sale is completed.

A check for the proceeds of the sale of shares less applicable taxes and transaction fees, will normally be mailed to you by first class mail within two (2) business days after the final trade settlement date.  You may also request direct electronic deposit of your net sale proceeds into your designated bank account for a fee as shown in the fee table under “— Participation and Transaction Fees”.

You should be aware that the share price of our common stock may fluctuate between the time your sale request is received by the Plan Administrator and the time sale is made on the open market.  You should evaluate this possibility while deciding whether and when to sell any shares through the Plan because the price risk will be borne solely by you.

Gifts and Other Transfers of Shares

If you wish to transfer ownership of all or part of the shares of our common stock in your Plan account through gift, private sale or otherwise, you may effect a transfer by mailing to the Plan Administrator at the address listed above under the caption “Administration” a Stock Power properly executed by you (and any other persons for whom the Plan account is carried) and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee.  Requests for transfer of such shares are subject to the same requirements as the transfer of common stock certificates, including the requirement of a Medallion signature guarantee on the Stock Power.  Brokerage firms and banks generally can provide the Medallion signature guarantee.  The Plan Administrator will provide the appropriate forms upon request by calling 1-877-778-6786 (1-651-450-4064 outside of the United States) or the forms may be downloaded at www.shareowneronline.com.  Any shares so transferred will be withdrawn from your account, and your next account statement will reflect the number of shares withdrawn.

If you wish to transfer shares from your Plan account to the account of an existing Plan participant or to a new Plan account, you should call the Plan Administrator’s toll-free telephone number 1-877-778-6786 (1-651-450-4064 outside of the United States) to request a Stock Power and, for each new account, a Plan prospectus and Enrollment Form.  The Enrollment Form for any new Plan account should be completed by providing the full registration name, address and social security number of each new Plan participant.  Each new Plan participant must sign the Enrollment Form.

The completed Stock Power indicating the number of shares (full and fractional) which should be transferred to the existing or new Plan participant’s account should be sent to the Plan Administrator, accompanied by a properly completed Enrollment Form for any transfer to a new Plan participant’s account.  You (and any other persons for whom the Plan account is carried) must sign the Stock Power and your signature(s) must be Medallion Guaranteed as discussed above.  If your transfer is being made to an existing Plan account, dividends on the shares transferred will be reinvested in accordance with the dividend reinvestment election applicable to the existing account.  Dividend reinvestment on shares transferred to a new Plan account will occur in accordance with the election made on the Enrollment Form.

Termination of Participation

You may terminate participation in the Plan prior to any dividend record date by giving written notice of termination, signed by all persons for whom the account is carried, to the Plan Administrator, by calling the Plan Administrator or contacting the Plan Administrator online at www.shareowneronline.com.  If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

Upon termination of participation in the Plan, unless you have requested on the Plan termination notice that some or all Plan shares be sold, the Plan Administrator will send you a direct registration statement representing the number of full shares held in your name and a check in the amount of the market value of any fractional share.

Other Information

Stock Dividends, Stock Splits and Other Corporate Actions.  Any stock dividend or shares resulting from stock splits with respect to shares, both full and fractional, credited to your Plan account will be added to your account.  If there occurs any other transaction that results in the number of outstanding shares of our common stock being increased or decreased without the receipt of consideration by us, such as a recapitalization, reclassification, reverse stock split or other combination of shares, your Plan account balance will be adjusted to reflect the results of such a transaction.

Voting of Shares.  If on the record date for a meeting of shareholders there are shares credited to your Plan account, proxy material will be sent to you for such meeting.  All shares credited to your Plan account (including any fractional share) will be voted as you direct at each meeting of shareholders if you return an executed proxy in a timely manner.  You may instead vote all of such shares in person at the shareholders’ meeting.

Shareholder Communications.  If you participate in the Plan, you will receive all communications sent to all holders of our common stock.  If you elect to receive shareholder communications electronically, you may receive these communications by e-mail instead of in paper form.

Multiple Accounts. We reserve the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number.  We also may aggregate Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership.  If we exercise our right to aggregate investments and the resulting investment in the Plan would exceed $15,000 per month, the amount in excess of $15,000 will be returned without interest as promptly as reasonably practicable.

Interpretation of the Plan.  We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.  Any such determination by us will be conclusive and binding on Plan participants.

Change of Plan Administrator.  We reserve the right to appoint another institution to serve as Plan Administrator in place of the current Plan Administrator.  All Plan participants will receive notice of any such change.

Plan Change or Termination.  At our direction, the Plan Administrator may terminate your participation in the Plan if you do not own at least one full share in your name or held through the Plan.  We also reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan.  If your participation in the Plan is terminated, you will receive a direct registration statement for all full Plan shares and a check in the amount of the market value of any fractional Plan share.  We also reserve the right to suspend, modify or terminate the Plan at any time.  You will receive notice of any suspension, material modification or termination of the Plan.  We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Responsibilities of the Plan Administrator and Xcel Energy.  Neither we nor the Plan Administrator or its independent agent will be liable for any act done in good faith or required by applicable law or for any good faith omission to act.  This includes any claim of liability (i) arising out of the failure to terminate your account upon your death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold under the Plan, (iii) relating to any fluctuation in the value of the shares acquired for Plan participants, or (iv) your failure to receive communications regarding the Plan if you have failed to update your address or e-mail address on file with the Plan Administrator.

Neither we nor the Plan Administrator, which is acting solely as our agent in connection with the Plan, will have any duties or responsibilities in connection with the Plan other than those expressly set forth in the Plan or as imposed by applicable laws, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Shares of our common stock acquired under the Plan are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Bank, N.A., and are subject to investment risks, including possible loss of principal amount invested.  Wells Fargo Bank, N.A. and Xcel Energy Inc. provide no advice and make no recommendations with respect to purchasing or selling shares of Xcel Energy Inc.  Any decision to purchase or sell must be made by each individual Plan Participant based on his or her own research and judgment.

The Plan and its operation are governed by and shall be construed in accordance with the laws of the state of Minnesota.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors.  The Board of Directors may change the amount and timing of dividends at any time without notice.

You should recognize that neither we nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below).  It is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect.  This summary assumes you held stock as a capital asset and it does not purport to address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Plan participants that are subject to special rules.  For example, this summary does not address:

•
tax consequences to U.S Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders of stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to U.S. Holders who hold the stock as part of a retirement plan which is generally subject to special income tax deferral or exemption rules;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding stock, you should consult your own tax advisors.

You are urged to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participation in the Plan.

United States Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common or preferred stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Reinvested Cash Dividends

Dividends, even though reinvested and not actually received by you, are taxable to you just as though they had been received by you.  With respect to reinvested dividends used to purchase shares of common stock on the open market, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase those shares (including your allocable portion of the brokerage commissions).  With respect to reinvested dividends used to purchase shares directly from us, you will be treated for U.S. federal income tax purposes as having received a distribution equal in amount to the fair market value of the purchased shares on the dividend payment date, including fractional shares.  These distributions will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes.  To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in the our common stock, but not below zero, and then will be treated as gain from the sale of such stock.

Certain Plan participants may be eligible to be taxed at reduced rates of tax with respect to distributions treated as qualified dividend income if certain holding period and other requirements are satisfied.  You are urged to consult your own tax advisors regarding the treatment of distributions as qualified dividend income in light of your particular circumstances.

Optional Cash Investments

If you participate in the Plan’s automatic dividend reinvestment feature and you make optional cash investments in our common stock under the Plan, you will be treated for federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the common stock purchased over the amount of your optional cash investment.

Tax Basis of Shares

For federal income tax purposes, the tax basis of shares of our common stock purchased is generally the purchase price of the shares plus any brokerage commissions paid in connection with the purchase.  The tax basis of shares purchased with reinvested dividends generally will equal the total amount of distributions you are treated as having received, as described above.  The tax basis of shares of our common stock acquired with optional cash investments generally will equal the amount of the voluntary cash payment.

Deposit or Withdrawal of Shares

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when you deposit shares into your Plan account or when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us.

Sale of Shares

You will generally recognize gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan.  The amount of such gain or loss is based on the difference between the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and your tax basis in the shares.  In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year.  You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or upon the Plan’s termination.  The amount of such a gain or loss is the difference between the amount which you receive for your fractional shares and your tax basis in such fractional shares.  Whether the capital gain is long-term or short-term will depend on your holding period.  Your holding period for shares of common stock acquired pursuant to the Plan generally begins on the day following the date the shares are credited to your account.  You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.

IRS Reports

The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV.  The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.

Dividends Subject to Withholding

Reinvested dividends are subject to federal withholding tax (currently at a rate of 28%) if you fail to provide a taxpayer identification number to the Plan Administrator.  In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld.  For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income.

Statements

Each statement of account will show the amount of dividends paid and reinvested, shares purchased, as well as the price per share to be used in determining the cost basis of the common stock purchased with reinvested dividends and/or cash payments pursuant to the stock purchase provision of the Plan.

USE OF PROCEEDS

We have no basis for estimating the number of shares of our common stock that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold.  The net proceeds from the sale of any shares of authorized and unissued stock sold pursuant to the Plan will be added to our general funds and used for general corporate purposes.  We will receive no proceeds from shares purchased on the open market pursuant to the Plan.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of common stock acquired under the Plan.  The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three month period.

Shares of common stock acquired under the Plan may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions.  Our common stock currently is listed on the New York Stock Exchange under the trading symbol “XEL.”

In connection with any optional cash investment, you will pay a transaction fee (which is somewhat lower for automatic monthly investments) regardless of whether the shares are acquired in the open market or directly from us.  In connection with an optional cash investment in which the Plan Administrator purchases shares of common stock in the open market, you will also pay a per share trading fee (which includes applicable brokerage fees and commissions).  You also will have to pay a transaction fee and a per share trading fee (which includes applicable brokerage fees and commissions) in connection with any voluntary sale of shares from your Plan account.  For additional information, see “Description of the Plan—Participation and Transaction Fees.”  There are no transaction or trading fees associated with the acquisition of shares through the reinvestment of dividends.

We reserve the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Our common stock may not be available under the Plan in all states or other jurisdictions.  We are not making an offer to sell our common stock in any state or other jurisdiction where the offer or sale is not permitted.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock.  Because this is a summary description, it does not contain all of the information that may be important to you.  For a more detailed description of our common stock, you should refer to the provisions of our Restated Articles of Incorporation and Bylaws.

General

Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 459,640,918 shares were outstanding as of July 19, 2010); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which the following series were outstanding as of June 30, 2010: $3.60 Series—275,000 shares; $4.08 Series—150,000 shares; $4.10 Series—175,000 shares; $4.11 Series—200,000 shares; $4.16 Series—99,800 shares; and $4.56 Series—150,000 shares).  Our board of directors is authorized to provide for the issue from time to time of preferred stock in series and, as to each series, to fix the designation, dividend rates and times of payment, redemption price, and liquidation price or preference as to assets in voluntary liquidation.  Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of the common stock or for other corporate purposes.

Dividend Rights

Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for in the terms of the shares of their series.  See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Capital Requirements - Common Stock Dividends" in our most recent Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends.

Limitations on Payment of Dividends on and Acquisitions of Common Stock

So long as any shares of our preferred stock are outstanding, dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock:

•
may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of capitalization;

•	may not exceed 75% of net income for such twelve-month period, as adjusted if this capitalization ratio is 20% or more, but less than 25%; and

•
if this capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

As described above, under these provisions, dividend payments may be restricted if our capitalization ratio (on a holding company basis only, i.e., not on a consolidated basis) is less than 25%.  For those purposes, the capitalization ratio is equal to the (i) common stock plus surplus divided by (ii) the sum of common stock plus surplus plus long-term debt.  Based on this definition, our capitalization ratio at June 30, 2010 was 80%.  Although we have preferred stock outstanding, the restrictions do not place any effective limit on our ability to pay dividends because the restrictions are only triggered when the capitalization ratio is less than 25% or will be reduced to less than 25% through dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us.  Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators.

Voting Rights

The holders of shares of preferred stock of the $3.60 Series are entitled to three votes for each share held, and the holders of our common stock and of all of our other series of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.  If, however, dividends payable on any series of our preferred stock are in default in an amount equal to the amount payable during the immediately preceding twelve-month period, the holders of shares of preferred stock, voting as a class and without regard to series, are entitled to elect the smallest number of directors necessary to constitute a majority of our board of directors and the holders of shares of common stock, voting as a class, are entitled to elect our remaining directors.

The affirmative vote or consent of the holders of various specified percentages of preferred stock is required to effect selected changes in our capital structure and other transactions that might affect their rights.  Except to the extent required by law, holders of common stock do not vote as a class in case of any modification of their rights.

Change of Control

Our Bylaws and the Minnesota Business Corporation Act, as amended (the "Minnesota BCA"), contain provisions that could discourage or make more difficult a change of control of our company.

Election of Directors.  In electing directors, shareholders may cumulate their votes in the manner provided in the Minnesota BCA.  Cumulative voting rights may make it more difficult for a group owning a significant amount of our voting securities to effect a complete change in the board of directors than would be the case if cumulative voting did not exist.

Nomination Procedures.  In addition to our board of directors, shareholders can nominate candidates for our board of directors.  However, a shareholder must follow the advance notice procedures described in Article 2, Section 18 of our restated Bylaws.  In general, a shareholder must submit a written notice of the nomination which includes the information required by our restated Bylaws to our Corporate Secretary at least 90 days before the first anniversary of the date of the preceding year's annual meeting of shareholders, along with the written consent of the nominee to serve as director.  If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting.

Shareholder Proposal Procedures.  Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders.  For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Bylaws.  In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder's interest in the proposal not less than ninety days prior to the first anniversary of the date of the preceding year's annual meeting of shareholders.  If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting.  Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder's notice as required above.

Amendment of Bylaws.  Under our Bylaws, our board of directors can adopt, amend or repeal the Bylaws, subject to limitations under the Minnesota BCA and Article VII of our Restated Articles of Incorporation.  Our shareholders also have the power to change or repeal our Bylaws.

Minnesota BCA.  Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares.  Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

•
approved by (i) a majority of the voting power of all of our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power of all of our shares entitled to vote excluding all interested shares; or

•
acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an "offeror") for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

In the event of liquidation, after the holders of all series of preferred stock have received $100 per share in the case of involuntary liquidation, and the then applicable redemption prices in the case of voluntary liquidation, plus in either case an amount equal to all accumulated and unpaid dividends, the holders of the common stock are entitled to the remaining assets.

Preemptive and Subscription Rights

No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

Our common stock is listed on the New York Stock Exchange.  Wells Fargo Bank, N.A. is the Transfer Agent and Registrar for the common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents that contain that information.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information filed earlier.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") from the date of this prospectus until the termination of this offering.

•	Our annual report on Form 10-K for the year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2010; and

•	Our current reports on Form 8-K filed with the SEC on August 18, 2010, August 9, 2010, August 3, 2010, July 7, 2010, May 24, 2010, May 19, 2010, May 13, 2010, April 5, 2010 and March 31, 2010.

You may request a copy of these filings (including any exhibits specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, MN 55401
(612) 330-5500

LEGAL MATTERS

A legal opinion regarding the validity of the common stock to be issued pursuant to the Plan will be rendered by our counsel, Michael C. Connelly, 414 Nicollet Mall, Minneapolis, Minnesota.  Mr. Connelly is our Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been by audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

22,565,786 Shares of Common Stock

__________________

Prospectus Dated October 19, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth below.  All amounts other than the SEC filing fee are estimated:

SEC filing fee for registration statement	$33,240
Legal fees	25,000
Accounting fees	15,000
Printing and mailing fees	5,000
Fees of plan administrator (estimated for one year)	200,000
Miscellaneous	10,000
Total	$288,240

Item 15.	Indemnification of Officers and Directors.

Section 302A.521 of the Minnesota Business Corporation Act permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations.  Pursuant to authorization contained in our Restated Articles of Incorporation, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Business Corporation Act.  We have entered into indemnity agreements with our directors.

We have obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses

Item 16.	Exhibits.

Exhibit Number	Description of Document

4.01
Restated Articles of Incorporation of Xcel Energy Inc. as amended on May 21, 2008 (filed as Exhibit 3.01 to Xcel Energy's Form 10-Q for the quarter ended June 30, 2008 (file no. 001-03034) filed on August 1, 2008 and incorporated by reference herein).

4.02	Bylaws of Xcel Energy (filed as Exhibit 3.01 to Xcel Energy's Form 8-K dated August 12, 2008 (File No. 001-03034) and incorporated by reference herein).
5.01	Opinion of Michael C. Connelly, Vice President and General Counsel of Xcel Energy, as to the legality of the securities.
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.02	Consent of Michael C. Connelly (included in Exhibit 5.01).
24.01	Powers of attorney of directors and officers of Xcel Energy Inc.

Item 17.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered and sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 19th day of October, 2010.

XCEL ENERGY INC.

By:	//s/ David M. Sparby
David M. Sparby Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard C. Kelly*	Chairman of the Board, Chief
Richard C. Kelly	Executive Officer and Director	October 19, 2010

/s/ Teresa S. Madden *	Vice President and Controller	October 19, 2010
Teresa S. Madden	(Chief Accounting Officer)

/s/ David M. Sparby	Vice President and	October 19, 2010
David M. Sparby	Chief Financial Officer

/s/ Fredric W. Corrigan*	Director	October 19, 2010
Fredric W. Corrigan

/s/ Richard K. Davis*	Director	October 19, 2010
Richard K. Davis

/s/ Benjamin G.S. Fowke III*	President, Chief Operating	October 19, 2010
Benjamin G. S. Fowke III	Officer and Director

/s/ Albert F. Moreno*	Director	October 19, 2010
Albert F. Moreno

/s/ Christopher J. Policinski*	Director	October 19, 2010
Christopher J. Policinski

/s/ A. Patricia Sampson*	Director	October 19, 2010
A. Patricia Sampson

/s/ David A. Westerlund*	Director	October 19, 2010
David A. Westerlund

/s/ Kim Williams*	Director	October 19, 2010
Kim Williams

/s/ Timothy V. Wolf*	Director	October 19, 2010
Timothy V. Wolf

*By:	/s/ David M. Sparby
David M. Sparby (Attorney-in-Fact) October 19, 2010

EXHIBIT INDEX

Exhibit Number	Description of Document

4.01
Restated Articles of Incorporation of Xcel Energy Inc. as amended on May 21, 2008 (filed as Exhibit 3.01 to Xcel Energy's Form 10-Q for the quarter ended June 30, 2008 (file no. 001-03034) filed on August 1, 2008 and incorporated by reference herein).

4.02	Bylaws of Xcel Energy (filed as Exhibit 3.01 to Xcel Energy's Form 8-K dated August 12, 2008 (File No. 001-03034) and incorporated by reference herein).
5.01	Opinion of Michael C. Connelly, Vice President and General Counsel of Xcel Energy, as to the legality of the securities (filed herewith).
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith).
23.02	Consent of Michael C. Connelly (included in Exhibit 5.01).
24.01	Powers of attorney of directors and officers of Xcel Energy Inc. (filed herewith)